[KPMG LETTERHEAD]

600 Anton Boulevard
Suite 700
Costa Mesa, CA 92626-7651

June 4, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously engaged as principal accountants to audit the consolidated financial statements of Peregrine Systems, Inc. ("the Registrant") as of and for the year ended March 31, 2002 (fiscal 2002). On May 24, 2002 our appointment as principal accountants was terminated prior to the completion of our audit. We have read the Registrant's statements included under Item 4 of its Form 8-K dated May 24, 2002 and we either are not in a position to agree or disagree with such statements or we believe such statements are inaccurate or incomplete as set forth below.

Decision to Dismiss KPMG LLP

        We are not in a position to agree or disagree with the Registrant's statements that:

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  The board of directors of the Registrant approved a resolution to dismiss us on May 24, 2002, effective as of the close of business on that date;

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  The determination of the board of directors to dismiss us was based on the recommendation of the audit committee of the board of directors;

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  Our dismissal resulted from the Registrant's concerns over the auditor independence requirements mandated by the Securities and Exchange Commission and generally accepted accounting principles;

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  The dismissal was not as a result of any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; or

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  A successor firm has not been named by the Registrant as of the date of the filing of the Form 8-K reporting our dismissal.

        Subsequent to our engagement and during the course of our audit activities, the existence of certain contracts entered into a number of years ago with the former consulting division of KPMG LLP came to our attention. These contracts were not entered into during the Registrant's fiscal year that we were engaged to audit. Subsequent to our original engagement, we discussed with the Registrant and its audit committee the possibility of expanding our engagement to audit the Registrant's planned restated financial statements for years prior to fiscal 2002. We informed the Registrant and its audit committee that we required additional information from the Registrant in order to assess the effect, if any, on our independence. We also informed the Registrant and its audit committee that once the Registrant had provided us with the requested information and assuming we concluded that we were independent, in order to avoid even the appearance of an independence issue, we intended to request concurrence with our conclusion from the Chief Accountant of the Securities and Exchange Commission. Since the Registrant did not provide us with the requested information, we were unable to reach a conclusion regarding our independence. At the time of our dismissal, we had not been engaged to audit any period prior to fiscal 2002.

Reportable Events—Inability to Rely on Representations of Management

        The Registrant's statement, reproduced below, concerning our inability to rely on representations of management is inaccurate or incomplete.

  "Information had come to the attention of KPMG that had led it to no longer be able to rely on representations by some members of management. This information consisted principally of customer documentation and accounting information provided by personnel within the company's sales and finance organizations which, when taken together, pointed out accounting inconsistencies, errors and irregularities, principally in the company's indirect channel sales."

        In the course of our engagement, we advised the Registrant and its audit committee that it was necessary to expand significantly the scope of the fiscal 2002 audit because information had come to our attention that led us to no longer rely on the representations of management and indicated possible fraud. We also advised the Registrant and its audit committee that we would be unable to commit to a specific date to complete the fiscal 2002 audit and that as a precondition to completion of the audit, the Registrant and its audit committee would need to complete a satisfactory independent investigation into the various indicators of possible fraud we had identified. We further advised the Registrant and its audit committee that the independent investigation should commence as promptly as possible, should be broad in scope and should involve qualified forensic auditing experts. We identified the following factors in our communications to the Registrant and its audit committee:

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  Inconsistent representations by management of the number and extent of oral and written "side agreements" providing for nonpayment by customers and the extent and timing of discussions by management with the audit committee and board of directors regarding these matters;

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  Inconsistent representations regarding the Registrant's consultations with external corporate counsel regarding the existence of oral and written "side agreements" providing for nonpayment by customers;

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  Representations by management that the Registrant had issued earnings releases and filed quarterly reports with the Securities and Exchange Commission without determining the extent and nature of oral and written "side agreements" providing for nonpayment by customers;

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  Misrepresentations by management of the number and extent of contemporaneous sale and purchase transactions with customers;

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  Inconsistencies between representations we received from management and those we received from the predecessor auditors regarding the predecessor auditors' conclusions related to the accounting for a contemporaneous sale and purchase transaction under investigation by the Division of Enforcement of the Securities and Exchange Commission;

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  The absence of formal minutes from any meetings of the audit committee and the refusal by the Corporate Secretary to allow us to review manually prepared notes in the absence of formal minutes from meetings of the board of directors and the audit committee;

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  Substantial delays in providing, or an inability to provide, information such as trial balances, general ledgers and subledgers that would customarily be readily available from a company's accounting systems or the presentation to us of manually prepared schedules when such information would customarily be readily available from accounting systems;

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  Inconsistent representations by management regarding the estimated effect of the Registrant's proposed change in accounting for sales to resellers, as well as the Registrant's inability to quantify the amount of sales to resellers during particular accounting periods, to determine the amount of software licenses held by resellers that had not been sold to end users, and to provide us with a list of resellers; and

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  The nature and extent of redirection of audit inquiries to certain key management members as a result of the apparent unwillingness of finance personnel to respond directly to our inquiries and information requests.

        We also advised the Registrant and its audit committee that after further investigation of the above matters, both by those conducting the independent investigation and by us, information may become available that could materially impact the fairness and reliability of previously issued financial statements.

Other Reportable Events

        The Registrant's statements, reproduced below, concerning the questions and issues which we advised the Registrant and its audit committee may materially impact the fairness and reliability of the Registrant's previously issued financial statements are inaccurate or incomplete.

  "This information provided to KPMG for audit purposes resulted in questions and issues that fell into four principal categories:

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  Revenue recognition irregularities, principally arising in the company's indirect channel sales and, to a lesser extent, arising in connection with commercial transactions involving contemporaneous product purchase activities and investments or acquisitions. KPMG has advised that correcting these irregularities would have the effect generally of delaying to later periods, or nullifying, revenue recognized from product sales.

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  Accounting and transparency-of-presentation issues associated with the accounting treatment for impaired accounts receivable. KPMG has advised that some write-offs of impaired accounts receivable should have been accounted for as errors in the previous recognition of revenue. KPMG also advised that where write-offs of impaired accounts receivable were appropriately made, reclassification of those adjustments as bad debt or as a reversal of revenue would be appropriate.

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  The appropriateness, from an accounting perspective, of the manner in which the company recorded on its balance sheet the financing of some of its accounts receivable with three banks. KPMG has advised that the financing of some of these accounts receivable should be recorded for balance sheet purposes as loan transactions and not as sales of accounts receivable.

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  Errors in the methodology and accounting treatment used by the company in connection with the authorization, grant and pricing of stock options to employees. KPMG has advised that correct accounting treatment would require the recordation of deferred compensation expense to the income statement, amortized over the period during which affected stock option grants vest to the employees."

        With regard to the item identified as the "...accounting and transparency-of-presentation issues associated with the accounting treatment for impaired accounts receivable..." we advised the Registrant and its audit committee that the classification of the write-offs of accounts receivable or revenue reversals recorded as "Acquisition costs and other" expense in the Registrant's statement of operations was not in accordance with generally accepted accounting principles. We further advised the Registrant and its audit committee that the write-offs of accounts receivable or revenue reversals, depending upon the facts and circumstances, should either be recorded as bad debts in selling, general and administrative expense in the period they became uncollectible, as reversals of revenue in the period the Registrant accepted a return, or as a restatement of previously recognized revenue if it was determined an error was made when the revenue was initially recognized.

        We also advised the Registrant and one or more members of its audit committee that information had come to our attention that if investigated further may materially impact the fairness and reliability of previously issued financial statements. These matters included:

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  The existence of concessions offered to customers on extended payment term software sales possibly affecting the Registrant's ability to overcome the presumption in American Institute of

    Certified Public Accountants Statement of Position No. 97-2 that software license revenue for such transactions is not fixed and determinable;

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  The existence of numerous, significant manual adjustments to software license and maintenance revenue;

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  The preparation of the Registrant's fiscal 2001 tax provision based upon pro forma earnings rather than earnings computed in accordance with generally accepted accounting principles;

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  The failure to record the deferred tax effects for accruals recorded in the Registrant's various business combinations accounted under the purchase method;

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  The appropriateness of the Registrant's conclusions regarding the measurement date and impairment recognition for its discontinued operations announced in the fourth quarter of fiscal 2002;

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  An understatement of the purchase price for Remedy Corporation attributable to the value of options assumed in the business combination;

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  The appropriateness of the Registrant's lack of amortization of amounts assigned to certain intangible assets from the Remedy Corporation acquisition in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142;

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  The appropriate measurement date for options granted to employees where such options are generally granted with an exercise price that is the lowest price at which the Registrant's common stock traded between meetings of the board of directors;

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  The effect on the Registrant's accounting for receivables as sales, under SFAS Nos. 125 and 140, of a removal-of-accounts provision in one of the Registrant's accounts receivable factoring agreements and the absence of "true-sale" opinions for all of the Registrant's factoring agreements; and

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  The appropriateness under generally accepted accounting principles of the Registrant's possible reallocation of previously established reserves from discontinued operations to continuing operations.

        At the time of our dismissal, we had not concluded our audit activities. Therefore, none of the above matters had been resolved to our satisfaction, and we were not in a position to reach any audit conclusions on the Registrant's determination of the amount of adjustments, if any, that may be required as a result of the above matters.

        We also do not agree with the statement that "...KPMG had concluded the information provided to it... would impact the fairness and reliability of the company's audited financial statements for fiscal 2000 and 2001 and for each of the three subsequent unaudited quarterly periods reported by the company for fiscal 2002..." Rather, we had concluded the information provided to us may materially impact the fairness and reliability of the Registrant's financial statements for prior periods. Additionally, we do not agree with the Registrant's reference to "...audited financial statements for fiscal 2000 and 2001..." It is our understanding based on the Registrant's press release dated May 24, 2002 that the audit reports pertaining to those fiscal years have been withdrawn by the independent auditor responsible for them.

Very truly yours,

/s/ KPMG LLP